Exhibit 99.1

Investar Bank, National Association Agrees to Sell Two South Texas Branches to First Community Bank

BATON ROUGE, La., July 18, 2022 (ACCESSWIRE) -- Investar Holding Corporation (NASDAQ:ISTR) (“Investar”), announced today that its wholly-owned subsidiary, Investar Bank, National Association, Baton Rouge, Louisiana (“Investar Bank”), entered into an agreement to sell certain assets, deposits and other liabilities associated with the Alice, Texas and Victoria, Texas locations to First Community Bank, Corpus Christi, Texas (“First Community”). First Community is a wholly-owned subsidiary of Coastal Bend Bancshares, Inc.

Pursuant to the related purchase and assumption agreement, First Community is expected to acquire approximately $23 million in loans and assume approximately $27 million in deposits in the transaction.  First Community also expects that it will ultimately consolidate the two Investar locations with its existing branch locations in Alice and Victoria, Texas.

“We expect that this sale of our South Texas branches will permit us to focus more on our core markets,” said Investar’s President and Chief Executive Officer, John D’Angelo. “Of Investar’s entire branch network, these two locations are geographically the most distant from our Louisiana headquarters. We believe our South Texas customers will be well-served by First Community following completion of the sale.”

Completion of the branch sale remains subject to regulatory approval and other customary closing conditions contained in the purchase and assumption agreement. The pending sale is expected to close in the first quarter of 2023. Customers of these branches will receive additional information in the coming months.

Performance Trust Capital Partners LLC served as investment banker in the transaction. Fenimore Kay Harrison LLP served as legal counsel to Investar and Alston & Bird LLP served as legal counsel to First Community.

About Investar

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. Investar Bank currently operates 31 branch locations serving Louisiana, Texas, and Alabama. At March 31, 2022, Investar Bank had 336 full-time equivalent employees and total assets of $2.6 billion.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.

Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com